Exhibit 8.2

11 March 2019

To

UP Fintech Holding Limited

No 16 Taiyanggong Middle Road

Chaoyang Distring

Beijing, 100020

People’s Republic of China

From

Tony Wilkinson

Project Trillion — New Zealand legal tax opinion

1.                                      We refer to the proposed offer in the United States of America by UP Fintech Holding Limited (“UP Fintech”), of certain American depositary shares (“the ADSs”) representing UP Fintech’s Class A ordinary shares of par value US$0.00001 each (“the Offer”).

2.                                      We have acted as legal advisors to Top Capital Partners Limited (“the Company”), a New Zealand incorporated indirectly wholly owned subsidiary of UP Fintech, for the specific purpose of preparing the “New Zealand Regulations on Tax” and “New Zealand Taxation” sections of UP Fintech’s registration statement on Form F-1, including all amendments and supplements thereto (“the Registration Statement”), relating to the Offer.

3.                                      This opinion letter is furnished as exhibit 8.2 of the Registration Statement.

Documents Reviewed

4.                                      For the purposes of this opinion letter, we have reviewed only originals, copies or final drafts of the following documents and such other documents as we have deemed necessary in order to render the opinions below:

(a)                                 The future organisational chart received by us on 27 September 2018 (“Future Structure Chart”).

(b)                                 The draft Registration Statement received by us on 11 March 2019 (NZ time) from O’Melveny & Myers LLP.

5.                                      We have also asked questions of a director of UP Fintech and have been provided with answers by way of email, which have been taken into account when rendering the opinions below.

Assumptions

6.                                      The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the New Zealand which are in force on the date of this opinion letter.

7.                                      In giving these opinions we have relied (without further verification) upon the following assumptions, which we have not independently verified:

(a)                                 Copy documents or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

AUCKLAND // PricewaterhouseCoopers Tower, 188 Quay Street, PO Box 1433, Auckland 1140, New Zealand, DX CP24024 // P. 64 9 358 2555 // F. 64 9 358 2055

WELLINGTON // State Insurance Tower, 1 Willis Street, PO Box 2694, Wellington 6140, New Zealand, DX SP20201 // P. 64 4 499 4242 // F. 64 4 499 4141

CHRISTCHURCH // 83 Victoria Street, PO Box 322, Christchurch 8140, New Zealand, DX WX11135 // P. 64 3 379 1747 // F. 64 3 379 5659

www.buddlefindlay.com

(b)                                 The genuineness of all signatures and seals.

(c)                                  There is nothing contained in the minute book or corporate records of the Company or UP Fintech (which we have not inspected) which would or might affect the opinions set out below.

(d)                                 There is nothing under any law (other than the law of the New Zealand) which would or might affect the opinions set out below.

(e)                                  At the time the Offer is implemented, the Future Structure Chart accurately and completely represents the structure of the UP Fintech group of companies, and without limitation, accurately reflects the direct and indirect ownership of the Company.

(f)                                   At the time the Offer is implemented, the Company remains a New Zealand incorporated company.

Opinion

8.                            On the basis of the foregoing and our consideration of those questions of law we considered relevant and subject to the limitations, qualifications, and assumptions set forth in this opinion, we confirm that the discussion in the “New Zealand Regulations on Tax” and “New Zealand Taxation” sections of the Registration Statement constitute matters of New Zealand income tax law or legal conclusions relating to the New Zealand income tax laws and subject to the qualifications therein, represent our opinion.

Qualifications

9.                            Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company or UP Fintech in any of the documents or instruments cited in this opinion letter or otherwise with respect to the commercial terms of the Offer.

10.                     We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to our name under the headings “New Zealand Regulations on Tax” and “New Zealand Taxation”. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully

Buddle Findlay

/s/ Tony Wilkinson
Tony Wilkinson
Partner
Direct: 64 9 358 7066
Mobile: 64 27 476 6587
Email: tony.wilkinson@buddlefindlay.com